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                                   EXHIBIT 2.5

Carbones de Guaduas. Ltda
CONVENIO DE CUENTAS EN PARTICIPACION
This Agreement of "Association" is executed by and between:

         VII. ON THE ONE HAND, DR. ERASMO ALMANZA LATORRE, A CITIZEN OF COLOMBIA WITH CITIZENSHIP CARD NDEG 17.079, 078, WHO ACTS HEREIN IN HIS OWN NAME AND BEHALF, AND FOR THE PURPOSES OF THIS AGREEMENT HAS THE CAPACITY AS "ACTIVE PARTNER; AND

         VIII. On the other hand,. CARBONES DE GUADUAS, LTDA., a limited liability company incorporated and existing under the Laws of Colombia. Hereinafter referred to as the Investing Partners, acting herein through its legal representative and authorized officer, Mr. Alain Loriquer;

WHEREAS:

1. On April 23, 1998 an Agreement for a Coal Mining and Power Generation Project in Guaduas", was executed between the "Active Partner" on the one hand, and, on the other by Msres CARL SWAN, FRANK MAHAN, EUGENE CALLAWAY, ALAIN LORIQUER, JACK SCHRADER and ALVARO LOPEZ, each of them acted in common ("en comun y proindiviso por partes iguales"), by equal shares; such Agreement was extended by a document executed May 26, 1998.

2. The above mentioned Agreement refers to the intention of the Parties to develop a Coal Mining Project in the municipality of Guaduas, "Departamento" of Cundinamarca, and any surrounding area, with the purpose of possibly further developing a project for power generation or any other project that may be financially and legally feasible under the laws and regulations of Colombia.

3. Msres CARL SWAN, FRANK MAHAN, EUGENE CALLAWAY, ALAIN LORIQUER, JACK SCHRADER and ALVARO LOPEZ, have assigned to Magdalena Energia LLC a Limited Liability Company incorporated under the Laws of the State of Texas, and to Grupo Energia LLC a Limited Liability Company incorporated under the Laws of the State of Texas, all their rights and obligations under the aforementioned Agreements, and thus have created CARBONES DE GUADUAS, LTDA.

4. The Active Partner acknowledges that he acts in his own name but on behalf of the Investing Partner.

5. The Investing Partner maintains an interest in developing the coal-mining project for the further development of a power generation project and other possible purposes and ventures; and the Active Partner expects a compensation to be established in this instrument.

6. In performance of the above mentioned agreement, on July 10, 1998, the Active Partner executed with ECOCARBON a "Contract for the Exploration and Exploitation of Coal - "Contrato de pequena exploracion y explotacion carbonifera"-, covering an area described in Clause 1.2 thereof within the municipality Guaduas.

7. Also, in performance of the above mentioned agreement, the Active Partner submitted in his name but for the account of the Investing Partner, three (3) applications for the exploration and exploitation of areas - "solicitudes de exploracion y explotacion"-, for areas adjacent to the area covered by the Contract dated July 10, 1998. The applications are included within the following coordinates:

         a) parting from "Punto Arcifinio" 248 IC
         X: 106596000   Y: 946380     Area:    495 Has.   Vereda Tabaquera
         X: 106596000   Y: 946380     Area:    450 Has.   Vereda: Carbonera
                                                                  San Jose

         b) parting from- Punto Arcifinio 204-3A:
         X: 105304000   Y: 945990     Are26a:  420 Has.   Vereda: Chipauta -
                                                                  Carbonera


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         Active Partner has agreed to submit two additional applications in the neighboring areas, which have already been compensated for and the coordinates of which will be provided as soon as possible to Investing Partner.

8. The Parties acknowledge the need to enter into this agreement of "association" while the feasibility studies for any of the above intended projects are concluded. Materialization of such projects is not an obligation; instead it will be the consequence of the conclusions of such feasibility studies.

9. For the actions conducted to date by the Active Partner, he has been compensated by the individuals who have formed the Investing Partner, with the following amounts:

         -        Twenty million Pesos (Col $20.000.000), paid on
                  May 19, 1998, as a compensation for consulting services provided through April 23, 1998.

         - Four million Pesos ($4.257.443) paid on October 6, 1998, as a compensation for the submittal of the second and third "applications".

         - The equivalent in Colombian Pesos to USD 4,500 paid as an advance against the first installment of 50% of the Col Ps
                  110.000.000 as provided for in 2.1 of this agreement.

         BASED ON THE ABOVE CONSIDERATIONS, THE PARTIES AGREE AS FOLLOWS:

1.       OBLIGATIONS OF THE ACTIVE PARTNER:

         0.1 In relation to the existing Contract of July 10, 1998, the Active Partner shall comply all the obligations therein stated and shall ensure that it remains valid and enforceable in all respects.

         0.2 In relation to the three (3) applications for exploration and exploitation submitted, as well as any other application as indicated above, also the Active Partner shall diligently conduct all actions and processes necessary to make these applications convertible into Contracts for Exploration and Exploitation.

         0.3 To search for and obtain, for the benefit of the project all technical, commercial and any other kind of information as may be necessary or convenient for the successful exploration and exploitation of coal reservoirs that may be found in the areas and in other zones of the Colombian territory.

         0.4 To advise the Investing Partner of any act or fact that may affect the rights to explore and develop the coal mines in the areas mentioned above.

         0.5 To refrain from conducting any assignment, alienation, limitation to the property, mortgages or any other encumbrance upon the rights derived from the contract and the applications referred to above.

         0.6 To keep any and all technical, commercial or financial information related to the rights under the contracts and under this agreement strictly confidential

         0.7 To assign all and free of any and all encumbrance the rights that he may have by virtue of this agreement, under the Contract with ECOCARBON and under the applications above mentioned, to the Investing Partner within the month following receipt of the advise provided payments under clause 2.1 and 2.2 are made and without prejudice to the compensation agreed to in the form of a percentage of profits described in clause 2.3 of this agreement.

         0.8 To grant the Investing Partner the right to participate, under similar terms and conditions as obtained by the Active Partner, in any Projects, whether commercial, industrial or otherwise, on any lands, or interest in any lands, obtained by the Active Partner, located within a 25 mile radius from the perimeter of the area described in clause 1.2 of the Contract entered into between the Active Partner and ECOCARBON for the exploration and exploitation of coal, dated July 10, 1998.

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2.       OBLIGATIONS OF THE INVESTING PARTNER:

         2.1 To pay the Active Partner the amount of One hundred ten million Colombian Pesos (Col$110.000.000), in two installments as follows:

                  a) Fifty percent (50%) on the tenth (10th) working day following execution of this agreement;

                  b) Fifty percent (50%) on the twentieth (20th) working day following execution of this agreement.

         2.1 To pay the Active Partner the total amount of Twenty five thousand US Dollars (USD 25,000) divided into twelve (12) equal monthly installments the first one becoming payable on the same day as the amount described in 2.1(b) herein above. Each one of these payments shall be made in Colombian Pesos by converting the amount in dollars to pesos at the Representative Market Exchange Rate as certified by the Banking Superintendency for the day of payment.

         2.2 Once the corporate structure for the Mining and/or Power Generation is established, where the Investing Partner has an interest, then it will ensure that such company or companies, resulting of this decision shall each agree with the Active Partner on a share of profits in the amount of two percent (2%) of the net distributable profits - after taxes and reserves - as determined in the Balance Sheet and other financial documents of each company.

         2.3 Payments contemplated in this clause as payable to Active Partner, shall be made by Investing Partner according to payment instructions received from Active Partner, provided Beneficiary is clearly identified.

3.       APPLICABLE LAW AND ARBITRATION.

         The laws of the Republic of Colombia shall govern this agreement.

         Any dispute between the parties that may not be amicably resolved within the sixty (60) calendar days following the claim from one of the Parties, shall be submitted to the decision of an Arbitration tribunal that shall meet and decide according to the rules of the Center of Conciliation and Arbitration of Santafe de Bogota, D.C., The tribunal shall be formed by 3 arbitrators appointed by the joint agreement of the Parties. In the absence of such agreement, the Parties delegate this decision upon the Center of Conciliation and Arbitration of Bogota. The Tribunal shall meet in Bogota and its ruling shall be in law.

4.       ADDRESSES OF THE PARTIES:

         For the purposes of information and advises between the Parties under this agreement, each one of them appoints the following agents and their address as follows:

         The Active Partner:                      The Investing Partner.
         ERASMO ALMANZA LATORRE                   ALAIN LORIQUER
         Diag.128C NDEG58-04                      Cra.11 NDEG115-08
         Tel.     271 7206                        Tel.     612 81 66
         Fax.     616 3774                        Fax.     612 81 66
         Santafe de Bogota D.C.                   Santafe de Bogota D.C.

5.       LANGUAGE:

         This agreement is executed simultaneously in both the English and the Spanish languages.

6.       EXPENSES AND TAXES.

         The Investing Partner shall pay the expenses for the authentication of signatures and recognition of this agreement as well as the stamp tax.

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IN WITNESS OF THE ABOVE THE PARTIES HAVE CAUSED THIS AGREEMENT TO BE EXECUTED IN
THE CITY OF SANTAFE DE BOGOTA D.C., THIS 6TH DAY OF APRIL 1999, BY:

The Active Partner                                 The Investing Partner:





/s/ERASMO ALMANZA                                   /s/ALAIN LORIQUER
                                           LEGAL REPRESENTATIVE
                                           CONRBONES DE GUADUAS, LTDA, Y
                                           POTOMAC ENERGY (BVI), LTD.






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